Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-173104) of Landmark Apartment Trust, Inc. and in the related Prospectus of our report dated March 24, 2015, with respect to the consolidated financial statements and schedule of Landmark Apartment Trust, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2014.
/s/ Ernst & Young LLP
Richmond, Virginia
March 24, 2015